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                                                                    EXHIBIT 10.9

                                  AMENDMENT TO
                    MONEY ACCESS SERVICE PROCESSING AGREEMENT

      This Amendment (the "Amendment") to the Processing Agreement (defined below) is dated February 25, 2004 and is by and between Star Processing, Inc., a Concord EFS, Inc. company (formerly known as MONEY ACCESS SERVICE INC. and hereinafter referred to as "SPI"), and Cardtronics, LP, a Delaware limited partnership (hereinafter referred to as "Cardtronics").

                                    RECITALS

      WHEREAS, on September 6, 2001, SPI and Cardtronics executed that Money Access Service Processing Agreement, together with various Addenda executed on that date and from time to time thereafter (said processing agreement and all such addenda are hereinafter collectively called the "Processing Agreement");

      WHEREAS, dated effective as of October 1, 2001, Cardtronics and Core Data Resources, Inc. ("Core Data") entered into that EFT Processing Agreement (the "CoreData Agreement");

      WHEREAS, Concord EFS, Inc. acquired Core Data in 2003; and

      WHEREAS, SPI and Cardtronics now desire to consolidate all on-going and future ATM processing operations and activities under the Processing Agreement and to make certain modifications and other changes to the Processing Agreement as set forth below.

                                   AGREEMENTS

      NOW, THEREFORE, for good and valuable consideration, SPI and Cardtronics agree that:

      1. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Processing Agreement.

      2. Effective as of March 1, 2004, Exhibit "B" (Schedule of Fees") is changed as follows:

            (a)   Paragraph 1 under "DIAL-UP ATM DEVICE FEES" is waived. =

            (b)   Paragraph 2 under "DIAL-UP ATM DEVICE FEES" is waived.

            (c)   Paragraph 1 under "DEDICATED LINE DEVICE FEES" is waived..

            (d) Paragraph 3 under ""DEDICATED LINE DEVICE FEES" is modified by adding at the end, "if telecommunications services are provided by SPI."

      3. Notwithstanding anything to the contrary in the Processing Agreement, effective March 1, 2004 there will be no fee or charge for any status message from any ATM serviced for Cardtronics under the Processing Agreement, provided that the volume of status messages received by SPI from Cardtronics ATMs that produce status messages remains at or below 15% of the total transaction volume for such Cardtronics ATMs. Any status messages in excess of 15% will be charged at a rate of $. * per status message. Status messages include, but are not limited to messages regarding hardware, communication and cash fault messages, as well as "I'm Alive", activity monitoring, and servicing messages.


* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

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      4. Section 16 of the Processing Agreement is hereby deleted in its entirety and replaced with the following:

      This Agreement shall be effective as of the date above until August 31, 2007, and thereafter, for successive one (1) year renewal terms unless terminated in accordance with paragraph 17 herein.

      5. Notwithstanding anything to the contrary in the "Addendum for Additional Processing Services Gateway Service" Processing Agreement, Exhibit "GS-1" (Schedule of Fees") is changed as follows effective March 1, 2004:

      The fee schedule at paragraph 1 is replaced with the following:

            MONTHLY TRANSACTIONS                PER TRANSACTION FEE
            ------------------------            -------------------
            0 to 5,000,000 Transactions:        $  *
            5,000,001 to 7,000,000              $  *
            7,000,001 to 9,000,000              $  *
            9,000,001 to 11,000,000             $  *
            11,000,001 to 13,000,000            $  *
            13,000,001 to 15,000,000            $  *
            15,000,001 +                        $  *

All Transactions for any month will be priced at the fee rate for the highest Transaction level reached during that month. For example, if there are 8,325,000 Transactions during a given month, the fee for each of those Transactions is $ * .

      6. On all Transactions, SPI will comply with applicable Network routing rules, and card issuer routing selections pursuant to those rules, as such may change from time to time, provided that SPI shall have no liability in the event of any conflict between Network routing rules.

      7. That notwithstanding anything to the contrary in the Processing Agreement, including without limitation Section 2(a) of that "Addendum for Special Terms" dated September 6, 2001, but subject paragraph 11 of this Amendment, from time to time Cardtronics may remove ATMs connected to and supported by SPI under the Processing Agreement if such ATMs are branded with the trademarks or service marks of a financial institution under agreement with Cardtronics and such financial institution wishes to drive such ATMs internally.

      8. In order to improve communications between the parties, on a quarterly basis, SPI will visit Cardtronics' offices in Houston to review and discuss ongoing operations. Such meetings will be in addition to monthly product development conference calls and weekly production conference calls. Within 30 days of the date hereof, SPI shall deliver for Cardtronics review and approval a Service Level Agreement ("SLA") that will provide the following services:

      (a) Internet based access to Automated Work Station in order to improve speed and performance of access to Network management information;

      (b) Direct connection to SPI's ATM monitoring system enabling Cardtronics to perform ATM monitoring functions in real-time including opening and closing tickets, dispatching of maintenance vendors, and reporting of uptime status and ticket resolution; and

      (c) Connectivity for direct authorization and settlement to a financial institution that has co-branded a Cardtronics ATM. Connectivity shall include IP based protocol


* Denotes Confidential Portion Omitted and Filed Separately with the Commission.

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            and shall permit authorization and other financial institution related transaction information to be passed through to the ATM.

Additionally, the SLA will specify the monthly reports to be provided Cardtronics, which reports must include:

      (d) A Consolidated Month End Billing Summary Report with a detail level by terminal for both transaction and financial activity (similar to the month-end report currently provided by Core Data);

      (e) Daily Interchange Forecasting that can be validated in the Consolidated Month End Billing Summary that accounts for all the interchange earnings due Cardtronics; and

      (f) A periodic report validating SPI's routing of Cardtronics ATM transactions as required by Section 6 above.

      9. As an incentive for Cardtronics to agree to the modifications of the Processing Agreement as set forth herein, SPI agrees to pay Cardtronics a one-time financial incentive payment of $ * (the "Financial Incentive").
SPI must pay the Financial Incentive no later than March 31, 2004. In recognition of the Financial Incentive, Cardtronics agrees that in the even of any termination of the Processing Agreement prior to its scheduled termination date (as amended hereby), except as set forth below, it will (a) refund to SPI a portion of the Financial Incentive equal to the number of months remaining in the term hereof multiplied by $ * and (b) pay to SPI an early termination fee that will be the lesser of (i) $ * multiplied by the number of months remaining in the term as of the date of said termination; or (ii) $ * ; provided, however, neither the refund of the Incentive Payment or the early termination fee will be due and payable if (x) such termination was the consequence of SPI's material breach of the Processing Agreement which is not cured by SPI within thirty (30) days of notice by Cardtronics; or (y) such termination occurred during any renewal period. The above-described refund and early termination fee (collectively the "Termination Payments") shall satisfy any and all financial obligations and liabilities of Cardtronics to SPI under the Processing Agreement arising solely out of such termination, save and except for any amounts due and owing as of the date of said early termination, financial obligations or liabilities of Cardtronics with respect to Transactions processed hereunder and any financial obligations or liabilities of Cardtronics to SPI with respect to third party claims against SPI.

      10. Upon the Effective Date of this Amendment, SPI and Cardtronics agree that the Core Data Agreement shall terminate and be of no further force and effect and that all ATMs covered and affected by the CoreData Agreement shall henceforth immediately be covered and affected by the Processing Agreement, as amended hereby; provided, however, each party shall retain their respective rights under the CoreData Agreement with respect acts or omissions prior to such termination, including for the payment of any sums due and owing to them as of the Effective Date.

      11. Notwithstanding any other provision of the Processing Agreement and this Amendment, Cardtronics shall pay to SPI each month during the initial term of the Processing Agreement the greater of (i) the fees accrued under the Processing Agreement for such month (not including any Network or pass-through fees), and (ii) * .

      12. Promptly following execution and delivery of this Amendment, the parties shall publish a mutually agreed press release announcing the amendment of the Processing Agreement.

      13. Unless specifically provided otherwise herein, all other terms and conditions of the Processing Agreement are hereby ratified and confirmed in all respects and continue in full force and effect.

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      14. In the event of a conflict between the provisions of the Processing
Agreement and this Amendment, the terms and provisions of this Amendment shall control and govern the rights and obligations of the parties.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first written above.

                              STAR PROCESSING, INC.
                              (f/k/a Money Access Service, Inc.)

                              By:    /s/ E. T. Haslam
                                    ----------------------------------
                              Name:      E. T. Haslam
                                    ----------------------------------
                              Title:     SVP, CFO and Treasurer
                                    ----------------------------------



                              CARDTRONICS, LP

                              By:    /s/ Jack M. Antonini
                                    ----------------------------------
                                    Jack M. Antonini
                                    Chief Executive Officer


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